EXHIBIT 10.1

TALEO CORPORATION

MICHAEL P. GREGOIRE EMPLOYMENT AGREEMENT

This Agreement is entered into as of January 1, 2010 (the “Effective Date”) by and between Taleo Corporation (the “Company”) and Michael P. Gregoire (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties.  As of the Effective Date, Executive will serve as the Company’s President and Chief Executive Officer.  Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position as the most senior executive officer within the Company, as will reasonably be assigned to him by the Company’s Board of Directors (the “Board”).  The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”  The Executive’s services shall be performed at the Company’s corporate headquarters in Dublin, California.

(b) Board Membership.  Executive was appointed to serve as a member of the Board prior to the Effective Date.  During the Employment Term, at each annual meeting of the Company’s stockholders at which Executive’s term as a member of the Board has otherwise expired, the Company will nominate Executive to serve as a member of the Board.  Executive’s service as a member of the Board will be subject to any required stockholder approval.  Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board and agreed to by the Executive, Executive will be deemed to have resigned from the Board (and any boards of subsidiaries) voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any reasonable documents necessary to reflect such resignation.

(c) Obligations.  During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company but the Executive may serve on up to two other boards of directors, subject to the Board’s reasonable determination that such service does not conflict with his obligations to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.

2. At-Will Employment.  Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.  However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.  Upon the termination of Executive’s employment with the Company for any reason, Executive will

3. be entitled to payment on his termination date of all accrued but unpaid salary, vacation, any earned bonuses, expense reimbursements, and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements.

4. Term of Agreement.  This Agreement will have a term of four (4) years commencing on the Effective Date and shall automatically terminate on the fourth (4th) anniversary of the Effective Date unless otherwise extended by the Company and the Executive in accordance with the Company’s applicable compensation and governance practices.  On or about the third (3rd) anniversary of the Effective Date, the Compensation Committee of the Board (the “Committee”) will review the Agreement in good faith and make a recommendation to the Board as to whether to extend and/or renew the Agreement in accordance with the Company’s then applicable compensation and governance practices.  The Board will shortly thereafter act on the Committee’s recommendations and communicate its decision to the Executive.  Notwithstanding the foregoing, if the Board is engaged in discussions at the time this Agreement would otherwise expire pursuant to this Section 3, which might reasonably result in the Company undergoing a Change in Control, the term of this Agreement will be automatically extended by eighteen (18) months from the original expiration date.

5. Compensation.

(a) Base Salary.  As of the Effective Date, the Company will pay Executive an annual salary of $500,000.00 as compensation for his services (the “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices (but no less frequently than once per month) and be subject to the usual, required withholding.  Executive’s salary will be subject to annual review, and adjustments will be made based upon the Company’s standard practices or the discretion of the Board.  Adjustments to Base Salary shall be incorporated into this Agreement upon the effective date of the adjusted Base Salary.

(b) Annual Bonus.  As of the Effective Date, Executive’s annual target bonus will be one hundred and ten percent (110%) of Base Salary (“Target Bonus”).  Executive’s annual bonus will be determined based upon achievement of performance goals approved by the Board.  Executive will have the opportunity to discuss the nature of such performance goals with the Board prior to such performance goals being approved by the Board.  Bonuses, if any, will accrue and become payable in accordance with the Committee’s standard practices for paying executive incentive compensation; provided, however, Executive’s actual bonus earned for any fiscal year will be paid within 45 days following the end of the Company’s fiscal year.  Executive’s Target Bonus will be subject to annual review, and adjustments will be made based upon the Company’s standard practices or the discretion of the Board.  Adjustments to Target Bonus shall be incorporated into this Agreement upon the effective date of the adjusted Target Bonus.

(c) Long-Term Incentives.  During the Employment Term, Executive will be eligible to receive long-term equity grants in amounts, with terms and conditions, and at such times as determined in the sole and absolute discretion of the Committee.

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(d) Employee Benefits.  During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, as such plans, policies, and arrangements may exist from time to time.  Executive will be entitled to 4 weeks of paid annual vacation.

6. Expenses.  The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time; provided, however, that any taxable expense reimbursements shall be structured to comply with (or be exempt from) Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A").

7. Severance.

(a) Termination Without Cause or Resignation for Good Reason.  If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then, subject to Section 8, Executive will receive: (i) for any bonus period partially completed at the time Executive’s employment is terminated, a lump-sum equal to the daily pro-rated amount of Executive’s then current quarterly bonus (if any) and annual bonus; (ii) a lump-sum payment equal to one hundred and fifty percent (150%) of Executive’s then annual Base Salary, (iii) Executive will receive reimbursement for any applicable premiums Executive pays, for a period of eighteen (18) months, or if earlier, until Executive is eligible for similar benefits from another employer, if the Executive or any of his dependents is eligible for and elects COBRA continuation coverage (as described in Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) under the Company’s health insurance plan; (iv) a post-termination exercise period for Executive’s stock options of twelve (12) months (but in no event later than the earlier of the expiration of the term of the applicable stock option or the tenth (10th) anniversary of the date of grant of the applicable option), and (v) immediate vesting and, if applicable, settlement (except to the extent required to avoid taxation under Section 409A) of all unvested Company equity awards (including without limitation, any stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares or performance units) (with any such compensatory equity awards being collectively referred to herein as “Compensatory Equity”) that (A) if such Compensatory Equity would have become vested based solely upon a time-based vesting schedule, would have vested had Executive otherwise remained an employee for the eighteen (18) month period commencing on his termination date, or (B) if such Compensatory Equity was either entirely or partially subject to a performance-based vesting schedule for which the relevant performace target could have been attained during the eighteen (18) month period commencing on his termination date, unless otherwise provided in the applicable Compensatory Equity award agreement, would have vested as if one hundred percent (100%) of the target performance-goals had been obtained.  Upon (x) a Change of Control, and (y) if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within sixty (60) days before or eighteen (18) months following such Change of Control, then, subject to Section 8 and in lieu of the payments and accelerated vesting rights set forth in Sections 7(a)(ii) and 7(a)(v) above, Executive will receive (A) a lump-sum payment equal to one hundred and fifty percent (150%) of Executive’s then annual Base Salary plus

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(b) one hundred fifty percent (150%) of Executive’s then current annual Target Bonus amount for the year of termination, and (B) immediate vesting and, if applicable, settlement (except to the extent required to avoid taxation under Section 409A) with respect to all unvested Compensatory Equity that are then held by Executive (with any Compensatory Equity which was either entirely or partially subject to a performance-based vesting schedule, becoming vested, unless otherwise provided in the applicable Compensatory Equity award agreement, based upon a deemed achievement of one hundred percent (100%) of the target performance-goals).  Subject to Section 7(a)(iv) above, Executive’s vested stock options and/or stock appreciation rights will remain exercisable in accordance with the terms of the applicable Company stock plan and corresponding award agreements and thereafter will expire to the extent not exercised.  In the event any accelerated vesting of restricted stock units, performance shares or performance units that are subject to (and not exempt from Section 409A) occurs pursuant to this Section 7(a), the settlement of such awards and issuance of the underlying shares will be subject to any required six (6) month delay pursuant to Section 24, and all payment will be paid less any applicable tax withholding amounts and other lawful and required deductions.

(c) Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 7(b), would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance and other benefits provided for in this Agreement or otherwise payable to the Executive will be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such severance or other benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance or other benefits, notwithstanding that all or some portion of such severance or other benefits may be taxable under Section 4999 of the Code.

Any reduction in payments and/or benefits required by this Section 7(b) shall occur in the following order: (1) reduction of vesting acceleration of "out-of-the-money" stock options or stock appreciation rights, (2) reduction of cash payments; (3) reduction of non-cash/non-Compensatory Equity benefits paid or provided to Executive and (4) reduction of vesting acceleration of Compensatory Equity (other than "out-of-the-money" stock options or stock appreciation rights); and, in the event items described in (2) or (3) are to be reduced, reduction shall occur in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment to be reduced (with reductions made pro-rata in the event payments are owed at the same time) In the event that acceleration of vesting of Compensatory Equity is to be reduced, such acceleration of vesting shall be cancelled in a manner such as to obtain the best economic benefit for Executive (with reductions made pro-rata if economically equivalent), as determined by the accounting firm described below.

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In no event will Executive exercise any discretion with respect to the ordering of any reduction of payments or benefits pursuant to this Section 7(b).

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a Change of Control, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Executive.  If the accounting firm determines that no excise tax under Section 4999 of the Code is payable with respect to a Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no such excise tax under Section 4999 of the Code will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

(d) Voluntary Termination without Good Reason; Termination for Cause.  If Executive’s employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then (i) all further vesting of Executive’s Compensatory Equity will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), (iii) Executive will be paid all accrued but unpaid salary, vacation, any earned bonuses, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements, and (iv) Executive will be eligible for severance benefits only in accordance with the Company’s then established policies and practices.

(e) Termination due to Death or Disability.  If Executive’s employment terminates by reason of death or Disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company’s then applicable plans, policies, and arrangements, and (ii)  Executive’s outstanding Compensatory Equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s).

(f) Sole Right to Severance.  This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of his employment.  To the extent Executive receives severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be correspondingly reduced (and vice-versa) but only to the extent that such reduction can be accomplished without triggering taxation of the Executive under Section 409A.

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(g) Conditions to Receipt of Severance; No Duty to Mitigate.

(h) Separation Agreement and Release of Claims.  The receipt of any severance pursuant to this Agreement will be subject to Executive signing and not revoking a separation agreement and release of claims (the “Release”) in a form reasonably acceptable to the Company which becomes effective within sixty (60) days following Executive’s separation from service, within the meaning of Section 409A (such deadline, the “Release Deadline”).  The Release will provide (among other things) that Executive will not disparage the Company, its directors, or its executive officers for 12 months following the date of termination and the Company will instruct its officers and directors not to disparage the Executive.  No severance pursuant to this Agreement will be paid or provided until the Release becomes effective.

(i) No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(j) No-Inducement.  In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance and other benefits pursuant to Section 7. Executive agrees that as a condition to receipt of such severance, during the 12-month period following termination of employment, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, founder or otherwise, will not, solicit, induce, or influence any person to modify their employment or consulting relationship with the Company (the “No-Inducement”).  If Executive breaches the No-Inducement, all payments and benefits to which Executive otherwise may be entitled pursuant to Section 7 will cease immediately.

8. Definitions.

(a) Cause.  For purposes of this Agreement, “Cause” means (i) Executive’s conviction of, or plea of nolo contendere to, a felony, (ii) Executive’s repeated failure to follow lawful, reasonable instructions of the Board, (iv) Executive’s violation or breach of any fiduciary or contractual duty to the Company which results in material damage to the Company or its business; provided that if any of the foregoing events is capable of being cured, the Company will provide written notice to Executive describing the nature of such event and Executive will thereafter have 30 days to cure such event (including the opportunity to present his case to the full Board with the assistance of his own counsel).  The foregoing shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of Executive’s employment, but it is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of Executive’s employment by the Company.  Executive shall continue to receive the compensation and benefits provided by this Agreement during the 30 day period after he receives the written notice of the Company’s intention to terminate his employment for Cause.

(b) Change of Control.  For purposes of this Agreement, “Change of Control” means (i) a sale of all or substantially all of the Company’s assets, (ii) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting

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(c) capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, (v) a dissolution or liquidation of the Company or (vi) any definition provided by the Plan.

(d) Disability.  For purposes of this Agreement, Disability shall have the same defined meaning as in the Company’s long-term disability plan.

(e) Good Reason.  For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (i) a material reduction in Executive’s duties, titles or responsibilities as Chief Executive Officer (including specifically if following a Change of Control Executive is not made Chief Executive Officer of the combined and/or successor entity), (ii) a material reduction in Executive’s Base Salary other than a one-time reduction that in the aggregate does not exceed 10% that also is applied to substantially all of the Company’s other senior executives, (iii) a material reduction in Executive’s total targeted cash compensation (equal to the aggregate of Base Salary and Target Bonus) other than a one-time reduction that in the aggregate does not exceed 10% that also is applied to substantially all of the Company’s other senior executives, (iv) relocation of Executive’s primary place of business for the performance of his duties to the Company to a location that is more than 30 miles from its location as of the Effective Date, (v) failure of the Company to obtain the assumption of this Agreement by any successor to the Company, or (v) any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company).  Notwithstanding anything in this Agreement to the contrary, and for the sake of clarity, a reduction in Executive’s duties, titles or responsibilities shall not be deemed to have occurred solely on account of Executive no longer being the Chairman of the Board or having the title of President of the Company, so long as Executive remains the Chief Executive Officer.  Notwithstanding the foregoing, before Executive may resign for Good Reason, (A) Executive must provide the Company with written notice within ninety (90) days of the initial event that Executive believes constitutes “Good Reason” specifically identifying the facts and circumstances claimed to constitute the grounds for Executive’s resignation for Good Reason and the proposed termination date (which will not be more than forty-five (45) days after the giving of written notice hereunder by Executive to the Company), and (B) the Company must have an opportunity of at least thirty (30) days following delivery of such notice to cure the Good Reason condition and the Company must have failed to cure such Good Reason condition.

9. Indemnification and Insurance.  Executive will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws, Certificate of Incorporation, and standard form of

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10. Indemnification Agreement, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

11. Confidential Information.  Executive agrees to execute the Company’s standard form of employee confidential information agreement (the “Confidential Information Agreement”) upon commencement of employment.  During the Employment Term, Executive further agrees to execute any updated versions of the Confidential Information Agreement (any such updated version also referred to as the “Confidential Information Agreement”) as may be required of substantially all of the Company’s executive officers.

12. Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Notices.  All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: General Counsel
Taleo Corporation
4140 Dublin Boulevard, Suite 400
Dublin, CA 94568

If to Executive:

at the last residential address known by the Company as provided by Executive in writing.

14. Severability.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

15. Arbitration.

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16. General.  In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes, and Executive’s receipt of the compensation, pay raises, and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law.  Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination, or wrongful termination, and any statutory claims.  Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(a) Procedure.  Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.  The arbitration proceedings will be held in San Francisco County, California and will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure.  Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Executive agrees that the arbitrator will issue a written decision on the merits.  Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $200.00 of any filing fees associated with any arbitration Executive initiates.  Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

(b) Remedy.  Except as provided by the Rules, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(c) Availability of Injunctive Relief.  In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party also may petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the

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(d) Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code Section 2870.

(e) Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the workers’ compensation board.  This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement, including that Executive is waiving Executive’s right to a jury trial.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

17. Integration.  This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.  With respect to equity awards granted on or after the date hereof, the acceleration of vesting provisions provided herein will apply to such awards except to the extent otherwise explicitly provided in the applicable equity award agreement.

18. Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Survival.  The Confidential Information Agreement, the Company’s and Executive’s responsibilities under Sections 7, 8, 10, 13, 15 and 16 will survive the termination of this Agreement.

20. Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21. Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22. Governing Law.  This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

23. Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

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24. Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

25. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits or gross-up payments payable to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A and any such Deferred Payments will be paid or, if applicable, commence to be paid within fifteen (15) days after the expiration of the Release Deadline; provided, that the settlement of any Compensatory Equity shall be made at the time set forth in the agreement providing for such Compensatory Equity to the extent required to avoid taxation under Section 409A.  In addition, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b) Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments (including but not limited to issuance of shares under outstanding restricted stock units, performance shares or performance units, the vesting of which is accelerated pursuant to this Agreement, if any) that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of the Agreement.  Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit or any other payment or benefit that is exempt from Section 409A shall not constitute Deferred Payments for purposes of the Agreement.  For purposes of this subsection (c), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the calendar year preceding the calendar year of Executive’s separation

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(d) from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e) The foregoing provisions are intended to comply with the requirements of (or an exemption from) Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

TALEO CORPORATION

By:	/s/ Josh Faddis	Date:	January 25, 2010
Title: Corporate Secretary

EXECUTIVE

/s/ Michael P. Gregoire	Date:	January 25, 2010
Michael P. Gregoire

[SIGNATURE PAGE TO MICHAEL P. GREGOIRE EMPLOYMENT AGREEMENT]

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